Exhibit 21.1

SUBSIDIARIES AND AFFILIATES OF NII HOLDINGS, INC.

(as of December 31, 2003)

Corporation	Jurisdiction of Incorporation
Nextel International (Services) Ltd.	Delaware
NII Funding Corp	Delaware
McCaw International (Brazil), Ltd.	Virginia
Airfone Holdings, Inc.	Delaware
Nextel S.A.	Brazil
Nextel Telecomunicações Ltda.	Brazil
Promóbile Telecomunicações Ltda.	Brazil
Telemóbile Telecomunicações Ltda.	Brazil
Master-Tec Indústria e Comércio de Productos Eletrônicos Ltda.	Brazil
Telecomunicações Brastel, Ltda.	Brazil
H-Telecom Ltda.	Brazil
NII Holdings (Cayman), Ltd.	Cayman Is.
Centennial Cayman Corp.	Cayman Is
Nextel Chile S.A.	Chile
Centennial Cayman Corp. Chile Ltda.	Chile
Multikom S.A.	Chile
Conect S.A.	Chile
Nextel International (Argentina), Ltd.	Cayman Is.
Nextel Communications Argentina, S.A.	Argentina
Nextel International (Indonesia) LLC	Cayman Is.
Nextel International (Peru) LLC	Cayman Is.
Nextel del Perú, S.A.	Peru
Transnet del Perú, S.R.L.	Peru
Nextel International (Mexico), Ltd.	Delaware
Comunicaciones Nextel de México, S.A. de C.V.	Mexico
Sistemas de Comunicaciones Troncales S.A. de C.V.	Mexico
Multifon S.A. de C.V.	Mexico
Prestadora de Servicios de Radiocomunicación S.A. de C.V.	Mexico
Radiophone S.A. de C.V.	Mexico
Fonotransportes Nacionales S.A. de C.V.	Mexico
Fonotransportes, S.A. de C.V.	Mexico
Servicios Protel S.A. de C.V.	Mexico
Nextel de México S.A. de C.V.	Mexico
Teletransportes Integrales, S.A. de C.V.	Mexico
Servicios de Radiocomunicación Móvil de México S.A. de C.V.	Mexico
Inversiones Nextel de México, S.A. de C.V.	Mexico
Delta Comunicaciones Digitales, S.A. de C.V.	Mexico
Comercializadora Troncal, S.A. de C.V.	Mexico
Holding Protel S.A. de C.V.	Mexico
Nextel International (Uruguay), Inc.	Delaware
Nextel Uruguay S.A.	Uruguay